EXHIBIT 3.1

                            FRANKLIN RESOURCES, INC.

                              OFFICERS' CERTIFICATE

                     On this 8th day of April, 2003, the undersigned, Gregory E.

Johnson, President, and Leslie M. Kratter, Senior Vice President and Secretary,

of Franklin Resources, Inc., a Delaware corporation (the "Company"), pursuant to

Sections 102, 301 and 303 of the Indenture, dated as of May 19, 1994, as supplemented on October 9, 1996 (the "Indenture"), between the Company and

JPMorgan Chase Bank, as Trustee, do hereby certify in the name and on behalf of the Company that:

                      (a) Pursuant to resolutions duly adopted by unanimous written consent in lieu of a meeting by the Board of Directors of the Company on April 3, 2003 and by the Pricing Committee on April 4, 2003 (a copy of such resolutions is attached hereto as Exhibit A), the undersigned, on behalf of the Company, have authorized and approved the issuance of a series of Securities (as that term is defined in the Indenture) under the Indenture, with the following terms:

                                 1. The title of the Securities of the series is
                      3.700% Senior Notes due 2008 (the "Notes"), CUSIP number 354613 AD 3.

                                 2. The limit upon the aggregate principal
                      amount of the Notes which may be authenticated and delivered (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 304, 305, 306, 905 or 1107 of the Indenture) is $420,000,000. Pursuant to the Indenture, the limit upon the aggregate principal amount of the Notes may be increased by the Company without the consent of the holders of any outstanding Notes.

                                 3. The date on which the principal of the Notes
                      is payable, unless accelerated pursuant to the Indenture, is April 15, 2008.

                                 4. The rate at which the Notes bear interest is
                      3.700% per annum.

                                 5. The date from which interest will accrue on
                      the Notes is April 8, 2003.

                                 6. The Interest Payment Dates on which interest
                      on the Notes will be payable are April 15 and October 15. The initial Interest Payment Date is October 15, 2003. The Regular Record Dates for the interest payable on the Notes

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                      on any Interest Payment Date are the April 1 and October
                      1, as the case may be, immediately preceding such Interest Payment Date. Interest on the Notes will be payable to the persons in whose name the Notes are registered at the close of business on the Regular Record Date for such interest payment, except that interest payable on April 15, 2008 shall be payable to the persons to whom principal is payable on such date.

                                 7. The place where the principal of and
                      interest on the Notes will be payable is at the agency of the Trustee maintained for that purpose at the office of JPMorgan Chase Bank in the City of New York, New York; provided that payment of interest, other than at Stated Maturity (as defined in the Indenture), may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture); and provided further that the Depository (as defined in the Indenture), or its nominee, as holder of Notes in global form, shall be entitled to receive payments of interest by wire transfer of immediately available funds.

                                 8. The Notes will not be redeemable at the
                      option of the Company.

                                 9. There is no obligation of the Company to
                      redeem or purchase the Notes pursuant to any sinking fund or analogous provisions, or to repay any of the Notes prior to Stated Maturity at the option of a holder thereof.

                                 10. The Notes will be issued in fully
                      registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

                                 11. The definition "Material Subsidiary" in
                      Section 101 of the Indenture is amended, for purposes of the Notes, to read in its entirety as follows:

                                 "Material Subsidiary" means (a) Franklin
                      Advisers, Inc., (b) Franklin/Templeton Distributors, Inc.,
                      (c) Franklin Templeton Investor Services, LLC, (d) Templeton Global Advisors Limited, (e) Templeton Investment Counsel, LLC, (f) Franklin Mutual Advisers, LLC, (g) Fiduciary Trust Company International, (h) any other Subsidiary which owns, directly or indirectly, any of the capital stock of any of the companies listed in (a) through (g) above or any successor entity and (i) any other Subsidiary with which any of the companies listed in
                      (a) through (g) above or any successor entity is merged or consolidated or which acquires or succeeds to a significant portion of the business, properties or assets


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                      of any of the companies listed in (a) through (g) above or any successor entity.

                                 12. The Notes will be issued in global form.
                      The Depository Trust Company will be the Depository for the Notes in global form. The Notes will only be transferred in accordance with the provisions of Section 305 of the Indenture.

                      (b) The form of the global Security representing the Notes is attached hereto as Exhibit B.

                      (c) The Trustee is appointed as Registrar and Paying
           Agent.

                      (d) The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

                      (e) The undersigned have read the provisions of Sections 301 and 303 of the Indenture and the definitions relating thereto and the resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof delivered herewith and have examined the form of global Security representing the Notes. In the opinion of each of the undersigned, each has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not (1) all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the series of Securities under the Indenture, designated as the Notes in this Certificate, have been complied with and (2) any event which is, or after notice or lapse of time would become, an Event of Default (as defined in the Indenture) with respect to any of the Securities has occurred and is continuing. In the opinion of each of the undersigned, all such conditions precedent have been complied with and no such event has occurred and is continuing.




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                     IN WITNESS WHEREOF, the undersigned have duly executed this

Officers' Certificate as of the date first written above.


                                         /s/ Gregory E. Johnson
                                         -----------------------------------
                                         Gregory E. Johnson
                                         President



                                         /s/ Leslie M. Kratter
                                         -----------------------------------
                                         Leslie M. Kratter
                                         Senior Vice President and Secretary
















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